Dated with Effect from
November 6, 2009

WHL ENERGY LTD.
c/o Websters Solicitors
Level 11, 37 Bligh Street
Sydney, NSW 2000

CONFIDENTIAL

Attn: Peter Bartter.

Dear Mr. Bartter:

Re: Amendment to August 13, 2009 Letter Agreement

Further to recent discussions between representatives of Jetside Oil & Gas LLC ("**Jetside**") and representatives of WHL Energy Ltd. and WHL Energy Midcon LLC (collectively, "**WHL**") we wish to provide for an amendment to the letter agreement dated August 13, 2009 (the "**Letter Agreement**"), between Jetside and WHL concerning development of oil and gas opportunities in Kansas, USA.

WHL acknowledges that Jetside is a party to an agreement (the "**JayHawk Agreement**") as the nominee of DK True Energy Development Limited, with JayHawk Energy Inc. ("**JayHawk**") whereby Jetside could acquire up to an 85% working interest in certain Kansas oil and gas properties held by JayHawk. WHL has been advised that the arrangement between Jetside and JayHawk was amended on November 2, 2009, the details of which have been provided to WHL and included the following items:

1. Upon certain payments being made, Jetside will earn a 42.5% working interest in the Girard Project as defined in the JayHawk Agreement. Jetside will become the operator of the Girard Project and continue to pay 100% of the project costs.

Since that time, the 42.5% working interest was earned upon $250,000 having been paid to JayHawk, and WHL Midcon, LLC, as the nominee of WHL, currently holds the 42.5% working interest in the Girard Project. By memorandum dated December 11, 2009, JayHawk acknowledged that WHL Energy Midcon LLC was the entity under which activities involving the Girard Project will be conducted. WHL Energy Midcon LLC will only become the Operator of Record should it earn and exercise the right to acquire the additional 42.5%.

2. After presenting evidence that $200,000 has been expended on the Girard Project, Jetside has an option to acquire an additional 42.5% working interest in the Girard Project upon payment to JayHawk of $200,000. At this point JayHawk will pay its 15% working interest share of go forward costs.

3. Should Jetside (WHL) not exercise the option within 9 months of it being granted, the 42.5% working interest (as described in paragraph 1 above) would reduce to a 35% working interest and JayHawk would continue to be Operator of the Girard Project. The working interests of the parties at that point will be Jetside (WHL) 35% and JayHawk 65%.

DJDL

4. The Union Town Project as defined in the Letter Agreement was excluded and the AMI Agreement as defined in the Letter Agreement was reduced to include only the lease base related to the Girard Project and any new leases requiring service from the existing gas pipeline.

WHL acknowledges and agrees that it is willing to step into the position of Jetside under the JayHawk Agreement, as amended, and become the holder of the initial 42.5% working interest in the Girard Project once earned, become operator of record for the Girard Project and obtain the option to acquire the additional 42.5% working interest. WHL undertakes to execute such documentation as may be required to assume all of Jetside's obligations under the JayHawk Agreement and related transactions, and hereby agrees to indemnify, defend and hold Jetside harmless from any actions, damages, loss, costs and expenses suffered by Jetside as a result of WHL's failure to assume Jetside's obligations in connection with the JayHawk Agreement and related transactions. In exchange, WHL shall pay Jetside an amount based on the following oil and gas production from the Girard Project commencing June 1, 2010:

- 5% of oil and gas production where production is 50 boe/d or less; and
- 10% of oil and gas production where production is greater than 50 boe/d.

In addition, to the extent WHL or its affiliate is paying Dennis Lisack for his services, an amount up to $5,000 per month may be deducted from the royalties payable to reimburse WHL or its affiliate for amounts so paid.

Should this proposal be acceptable to you, please indicate by executing this letter in the space provided below. The parties acknowledge and agree that, as of the signing hereof by the undersigned, this amending letter agreement is binding upon the parties and enforceable in accordance with the terms hereof. This letter agreement may be executed in counterparts and all such counterparts taken together shall constitute one document.

Yours truly,

JETSIDE OIL & GAS LLC

Per: [signature]

Agreed to and accepted effective the 6th day of November, 2009

WHL ENERGY LIMITED

Per: [signature]

8TH MARCH 2010

WHL ENERGY MIDCON LLC

Per: [signature]

8TH MARCH, 2010